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                                                                   EXHIBIT 10.01

                       CONFIDENTIAL RESIGNATION AGREEMENT

                  This Confidential Resignation Agreement ("Agreement") is entered into by and between David A. Apseloff ("Apseloff") and FATS, Inc. ("FATS"), Apseloff's employer, on this 8th day of May, 1998.

                  WHEREAS, Apseloff and FATS desire to enter into an agreement that sets forth the terms and conditions of Apseloff's resignation of employment.

                  NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, Apseloff and FATS agree as follows:

1. Apseloff shall continue to perform his normal, full-time duties as Chief Financial Officer ("CFO") for FATS through July 31, 1998 (the "Active Severance Date"). Such duties shall include, but not be limited to:

         a.  Coordinating preparation and filing of the Fiscal Year 1998
             Form 10-K,

         b. Coordinating preparation of the 1998 Annual Report and Proxy Statement,

         c.  Coordinating preparation and filing of 1998 tax returns,

         d. Assisting with review and structuring of corporate transactions,

         e.  Assisting with corporate budget and financial analysis,

         f.  Training and providing transition assistance for successor
             CFO,

         g.  Coordinating all activities of FATS' independent auditors, and

         h. Coordinating analysts' calls, providing guidance for Fiscal Year 1999 interaction with analysts, participating in analyst and investor visits, and providing general oversight of investor relations.


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Notwithstanding the foregoing, FATS may release Apseloff from his obligation to provide these services prior to the Active Severance Date if FATS' Chief Executive Officer ("CEO") determines, in his sole discretion, that these services have been completed.

2. During the period prior to the Active Severance Date, FATS will allow Apseloff to be absent up to one day per week to conduct job search activities.

3. Apseloff shall continue to be employed by FATS through October 31, 1998 or until Apseloff commences employment with another employer, whichever is earlier (the "Final Severance Date"). During the period between the Active Severance Date and the Final Severance Date, Apseloff agrees that he will make himself available to answer questions and to provide consultation to FATS on matters in which he was involved prior to the Active Severance Date. FATS agrees that it will schedule such communications with Apseloff at such times and under such circumstances that will not unreasonably interfere with Apseloff's future employment or his efforts to obtain employment with another employer. Apseloff's employment with FATS will cease for all purposes on the Final Severance Date.

4. Effective as of the Active Severance Date, Apseloff shall resign from his position as an officer or a director, as the case may be, of FATS and all related entities including (i) Firearms Training Systems, Inc., (ii) FATS Canada Holdings, Inc., (iii) Simtran Technologies, Inc., (iv) Dart International, Inc.,
(v) Firearms Training Systems Netherlands, B.V. and (vi) FSS, Inc.

5. FATS will pay Apseloff his current bi-weekly salary of $4,807.70, less withholding for income and employment taxes to the extent required by law, through the Final Severance Date. Such payments will be made to Apseloff on FATS' regularly scheduled pay dates.

6. Apseloff shall be entitled to continue to participate in FATS' established employee benefit plans and programs through the Final Severance Date on the same terms and conditions as comparable executive-level FATS employees. Following the Final Severance Date, Apseloff shall have the right to continue to participate in the FATS group health plan, at his own expense, in accordance with, and to the extent provided by, part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").




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7.       Apseloff shall continue to earn vacation benefits under FATS'
established vacation policy through his Active Severance Date. He will not earn any further vacation benefits during the period between his Active Severance Date and the Final Severance Date. Apseloff shall be paid for any earned but unused vacation benefits that he may have as of the Active Severance Date on the first FATS pay date following his Active Severance Date.

8. Apseloff shall be paid a bonus for FATS' fiscal year ended March 31, 1998 in an amount equal to $50,000 (less withholding for income and employment taxes to the extent required by law). Such bonus shall be payable as soon as administratively practicable after execution of this Agreement. Apseloff shall not be entitled to a bonus from FATS on account of services performed in any subsequent fiscal year.

9. As of the date of this Agreement, the following stock option agreements shall be modified by execution of amendments thereto:

         a. Stock Option Agreement Series A, dated September 18, 1996 (a copy of such agreement and a copy of the form of amendment setting forth the modifications thereto are attached hereto as Exhibit A1 and Exhibit A2, respectively);

         b. Stock Option Agreement Series B, dated September 18, 1996 (a copy of such agreement and a copy of the form of amendment setting forth the modifications thereto are attached hereto as Exhibit B1 and Exhibit B2, respectively); and

         c. Stock Option Agreement Series D, dated April 17, 1997 (a copy of such agreement and a copy of the form of amendment setting forth the modifications thereto are attached hereto as Exhibit C1 and Exhibit C2, respectively).

10. a. Apseloff, on his own behalf and on behalf of anyone claiming through him, hereby agrees and promises not to sue, file an administrative charge (other than any claim for unemployment benefits that can be claimed for any period following the Final Severance Date in the event that Apseloff is unable to secure future employment), or otherwise initiate any legal proceeding against, and further agrees to release and discharge FATS and its parents, owners, divisions, subsidiaries, partnerships, affiliates and/or other related entities, including the entities



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described in the Prospectus for Firearms Training Systems, Inc. dated November
26, 1996 as the "Centre Entities," and each of these entities' past, present, and future trustees, fiduciaries, shareholders, administrators, directors, officers, agents, partners, members, employees, attorneys, and the predecessors, successors, and assigns of each of them (hereinafter collectively referred to as the "Released Parties") with respect to any and all claims, rights, or causes of action that Apseloff now has, has ever had, or may ever have, whether currently known or unknown, against any of the Released Parties arising from any act or omission of any nature or kind from the beginning of time through the date Apseloff executes this Agreement including, but not limited to, claims, rights, or causes of action related in any way to Apseloff's employment, hiring, conditions of employment, or termination from employment in accordance with the terms of this Agreement, and including, but not limited to, any claims, rights, or causes of action arising under any federal, state, or local law, regulation, or ordinance or the common law including, but not limited to, Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act, ERISA, and the Family and Medical Leave Act of 1993. Apseloff represents and warrants that he has not filed or initiated any legal, equitable, administrative, or other proceeding against any of the Released Parties and that no such proceedings have been initiated against any of the Released Parties on his behalf. Apseloff will not cause or encourage any legal, equitable, administrative or other proceeding to be maintained or instituted against any of the Released Parties, and he will not participate in any manner in any such proceedings against any of the Released Parties, except as required by law, and except for any claim for unemployment benefits as described above.

         b. Notwithstanding the provisions of paragraph 10(a) of this Agreement, nothing herein is intended to release, discharge, or extinguish any rights that Apseloff may have under the Firearms Training Systems, Inc. 401(k) Profit Sharing Plan, in accordance with the terms of such plan.

11. Apseloff represents and warrants that he is the sole owner of the actual or alleged claims, rights, causes of action, and other matters that are released herein; that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and that he has the full right and power to grant, execute and deliver the releases, undertakings, and agreements contained herein.



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12.      Apseloff agrees that he has no present or future right to employment with the Released Parties and that he will not apply or seek consideration for any employment, engagement, or contract with the Released Parties.

13. Apseloff agrees and acknowledges that he continues to be bound by the terms and conditions contained in the Agreement that he entered into with FATS on March 14, 1996 (the "Non-Compete Agreement"), a copy of which is attached hereto as Exhibit D. The Non-Compete Agreement is hereby incorporated herein, subject to the following modifications:

         a.  Paragraph 1(b) is amended to read as follows:

             "Termination Date" - the Final Severance Date defined in the Confidential Resignation Agreement, dated May 8, 1998, between Employee and FATS.

         b.  Paragraph 4 is amended to read as follows:

             Solicitation of Customers. During Employment and for three years after the Termination Date, Employee will not solicit Customers for the purpose of providing Services or for the purpose of selling products identical to or reasonably substitutable for FATS Products.

         c.  Paragraph 5 is amended to read as follows:

             Solicitation of FATS Employees. During employment and for three years after the Termination Date, Employee will not solicit for employment with another Person anyone who is or was, anytime during the year preceding the Termination Date, a FATS employee.

         d.  Paragraph 6 is amended to read as follows:

             Limitations on Post-Termination Competition. During employment and for three years after the Termination Date, Employee will not provide Services within the Territory to any Person selling products identical to or reasonably substitutable for FATS Products.

         e.  Paragraph 9 is amended to read as follows:

             Future Employment Opportunities. At any time before, and for three years after, the Termination Date, Employee shall provide any prospective




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             employer with a copy of this Agreement, and upon accepting any employment with another Person, provide FATS with the employer's name and a description of the services Employee will provide.

14. Apseloff agrees that, on or before the Final Severance Date, he will submit any claims for reimbursement of business expenses actually incurred by him. FATS will reimburse Apseloff for such expenses in accordance with FATS' policy on reimbursement for business expenses. Apseloff agrees that FATS will have no obligation to reimburse him for any expenses that are not submitted to FATS on or prior to the Final Severance Date.

15. Apseloff agrees that he will not disclose the existence or terms of this Agreement to any third parties with the exception of his accountants, attorneys, spouse, future employers, and FATS employees with a need to know, each of whom shall be bound by this confidentiality provision, or as may be required to comply with legal process. Apseloff understands and agrees that this promise of confidentiality is a material inducement to FATS to enter into this Agreement.

16. Nothing in this Agreement is intended to or shall be construed as an admission by FATS or any of the other Released Parties that it has violated any law, interfered with any right, breached any obligation, or otherwise engaged in any improper or illegal conduct with respect to Apseloff or otherwise, and the Released Parties expressly deny any such illegal or wrongful conduct.

17. In the event the CEO of FATS determines, in his sole discretion, that Apseloff has breached or failed to comply with any of his obligations under this Agreement or under the Non-Competition Agreement, as amended herein, at any time during the three-year period commencing on the Final Severance Date (the "Compliance Period"), then FATS, in addition to any other remedies that it may have either in law or in equity, may declare that Apseloff is not in compliance with this Agreement; provided that nothing contained herein shall require Apseloff to return to FATS any salary, bonus or benefits that have accrued hereunder prior to the Final Severance Date. In such an event FATS shall have no further obligations under this Agreement. Apseloff's duties and obligations under the Non-Compete Agreement, as amended herein, shall continue in full force and effect.



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18.      For all purposes, including without limitation the stock option agreements referenced in Paragraph 9 above, Apseloff's termination of employment hereunder shall be deemed to be a termination by the Company other than for "Cause" (as defined in such stock option agreements), provided the terms and conditions of this Agreement are complied with.

19. This Agreement embodies the entire agreement and understanding of the parties hereto with regard to the matters described herein. This Agreement shall inure to the benefit of FATS and its successors and assignees, and shall be binding upon Apseloff and Apseloff's heirs, administrators, executors, and personal representatives.

20. This Agreement shall be construed and interpreted in accordance with the laws of the State of Georgia. Only courts in the State of Georgia shall have jurisdiction over any controversy or claim arising under or related to this Agreement. Each party irrevocable (a) consents to the jurisdiction and venue of the courts of the State of Georgia, including federal courts in Georgia, in any action arising under or relating to this Agreement, and (b) waives any jurisdictional defenses (including personal jurisdiction and venue) to any such action.

21. This Agreement may be modified only in writing, and any party's failure to enforce this Agreement in the event of one or more events that violate this Agreement shall not constitute a waiver of any right to enforce this Agreement against subsequent violations.


         This Agreement may be executed in two counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument.


                                      FATS, INC.



                                      By:      /s/ Peter A. Marino
                                      Peter A. Marino

                                      Its: President

                                      /s/ David A. Apseloff
                                      DAVID A. APSELOFF



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